SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12

                                 DOLLAR GENERAL
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

         1)    Title of each class of securities to which  transaction  applies:
               N/A

         2)    Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)    Proposed maximum aggregate value of transaction: N/A

         5)    Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:  N/A
         2)    Form, Schedule or Registration Statement No.: N/A
         3)    Filing Party:  N/A
         4)    Date Filed:  N/A

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 7, 1999


      The Annual Meeting of Shareholders (the "Annual Meeting") of Dollar General Corporation (the "Company") will be held in the Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee, on June 7, 1999 at 10:00 a.m. local time, for the following purposes:

1. To elect nine (9) directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.    To consider and act upon two shareholder proposals; and

3. To transact such other business as properly may come before the meeting or any adjournments thereof.

      Only shareholders of record at the close of business on April 12, 1999, are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.




                                              By order of the Board of Directors



                                              /s/ Robert C. Layne
                                              -------------------
April 30, 1999                                Robert C. Layne
                                              Corporate Secretary



         Whether or not you expect to be present at the Annual Meeting of Shareholders in person, please vote your proxy as soon as possible. You may vote your proxy electronically according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.

                           DOLLAR GENERAL CORPORATION
                              Nashville, Tennessee
                            Telephone (615) 783-2000


                               Proxy Statement for
                         Annual Meeting of Shareholders


         The enclosed proxy is solicited by the Board of Directors of Dollar General Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee, on June 7, 1999 at 10:00 a.m. local time, and any adjournment thereof. This proxy material was first mailed to shareholders on or about April 30, 1999.

         The mailing address of the principal executive office of the Company is 104 Woodmont Boulevard, Suite 500, Nashville, Tennessee 37205.

         All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified on the proxy. Any shareholder giving a proxy is entitled to revoke it by giving the Secretary of the Company written notice of such revocation at any time before it has been voted or by duly executing a proxy bearing a later date.


         Only holders of the Company's Common Stock, $.50 par value per share (the "Common Stock"), and Series A Convertible Junior Preferred Stock, no par value per share (the "Series A Preferred Stock"), of record at the close of business on April 12, 1999 (the "Record Date"), are entitled to vote at the Annual Meeting. On such date, the Company had 211,811,699 issued and outstanding shares of Common Stock, the holders of which are entitled to one vote for each share held. On such date, the Company had 1,715,742 issued and outstanding shares of Series A Preferred Stock, the holders of which are entitled to 19.07 votes for each share of Series A Preferred Stock held (an aggregate voting power equal to 32,725,188 shares of Common Stock). Pursuant to the Company's Charter, each share of Series A Preferred Stock shall entitle the holder thereof to vote with the holders of Common Stock on all matters submitted to a vote of the holders of the Common Stock.

         Throughout this statement "1998" refers to the year ended January 29, 1999; "1997" refers to the year ended January 30, 1998; and "1996" refers to the year ended January 31, 1997. All share amounts have been adjusted to reflect the effects of all common stock splits.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information concerning persons, who as of January 29, 1999, known by management to be beneficial owners of more than five percent (5%) of the Company's Common Stock and/or Series A Preferred Stock. Unless otherwise indicated, the person for whom information is provided had sole voting and investment power over the Common Stock and/or Series A Preferred Stock beneficially owned.

                                                           Amount and Nature of
                                                      Beneficial Ownership - Common     Percent of Class - Common
                      Name and Address of                Stock/Series A Preferred       Stock/Series A Preferred
                       Beneficial Owner                         Stock (1)                         Stock
           ------------------------------------------ ------------------------------- ------------------------------
           Cal Turner, Jr.                              35,713,864 / 1,715,742 (2)            17.0% / 100%
           104 Woodmont Blvd., Suite 500
           Nashville, TN 37205


           James Stephen Turner                         31,895,464 / 1,643,037 (3)            15.2% / 95.8%
           138 Second Avenue
           Nashville, TN 37201

           Turner Children Trust                        30,779,686 / 1,613,742 (4)            14.7% / 94.1%
           dated January 21, 1980,
           Cal Turner, Jr. and James Stephen
           Turner, Co-Trustees
           104 Woodmont Blvd., Suite 355
           Nashville, TN 37205

           W.    P. Stewart & Co., Ltd.                      23,985,000 / NA                   11.4% / NA
           129 Front Street
           Hamilton, HM12, Bermuda

--------------------
(1) The Common Stock is the only equity security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. The Series A Preferred Stock (a) is convertible into Common Stock pursuant to the terms and conditions set forth in the Company's Charter (currently, the conversion ratio is 19.07 shares of Common Stock for each share of Series A Preferred Stock) and (b) votes with the Common Stock on all matters presented to the holders of Common Stock.

(2) Includes 30,779,692 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Children Trust (for which Cal Turner, Jr. serves as Co-Trustee); 1,386,738 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Cal Turner Family Foundation (for which Cal Turner, Jr. serves as Trustee); 558,758 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Foundation for Lindsey Wilson College, Inc. (for which Cal Turner, Jr. serves as Co-Trustee), 420,715 shares of Common Stock held by various trusts and foundations for which Cal Turner, Jr. has sole voting and investment power; 465,656 shares of Common Stock held by Cal Turner, Jr.'s wife; 6,975 units of Common Stock held in Company retirement plans; 73,565 shares of Common Stock which may be acquired upon the exercise of options which are currently exercisable or exercisable within 60 days; and direct ownership of 2,021,765 shares. Cal Turner, Jr. disclaims ownership of the shares of Common Stock and/or Series A Preferred Stock held by the various trusts and foundations, except to the extent of his pecuniary interests.

(3) Includes 30,779,692 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Children Trust (for which James Stephen Turner serves as Co-Trustee); 558,758 shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by the Turner Foundation for Lindsey Wilson College, Inc. (for which James Stephen Turner serves as a Co-Trustee); 353,011 shares of Common Stock held by various trusts and foundations for which James Stephen Turner has sole voting and investment power; and 36,125 shares of Common Stock held by James Stephen Turner's wife. James Stephen Turner disclaims ownership of the shares of Common Stock and/or Series A Preferred Stock held by the various trusts and foundations, except to the extent of his pecuniary interests.

(4) The shares of Common Stock represented are the number of shares issuable upon conversion of the Series A Preferred Stock held by the Turner Children Trust. See notes (2) and (3) above.

                 SECURITY OWNERSHIP BY OFFICERS AND DIRECTORS

         The following table sets forth certain information as of January 29, 1999, concerning all directors and nominees, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all executive officers and directors as a group. Unless otherwise indicated, the persons for whom information is provided had sole voting and investment power over the shares of Common Stock and/or Series A Preferred Stock beneficially owned. Computations are based on 210,032,485 shares of Common Stock and 1,715,742 shares of Series A Preferred Stock outstanding as of January 29, 1999.

                                                         Shares of
                                        Director    Series A Preferred
                                       or Officer          Stock                       Shares of Common Stock
  Nominee/Executive Officers              Since     Beneficially Owned   Percent         Beneficially Owned        Percent of
                                Age                                       of Class                                  Class (1)
 ----------------------------- ------- ------------ -------------------- ----------- --------------------------- ----------------
 Dennis C. Bottorff              54       1998                       --          --                1,250                *

 James L. Clayton                65       1988                       --          --              296,478  (2)           *

 Reginald D. Dickson             53       1993                       --          --               33,068  (3)           *

 John B. Holland                 67       1988                       --          --              368,755  (4)           *

   Barbara M. Knuckles           51       1995                       --          --                6,599  (5)           *

 Cal Turner                      83       1955                       --          --            4,251,569  (6)         2.0%

 David M. Wilds                  58       1991                       --          --              171,018  (7)           *

 William S. Wire, II             67       1989                       --          --               46,770  (8)           *

 Cal Turner, Jr.                 59       1966                1,715,742      100.0%           35,713,864  (9)         17.0%

 Bob Carpenter                   51       1981                       --          --              659,377  (10)          *

 Stonie O'Briant                 44       1995                       --          --              139,923  (11)          *

 Phil Richards                   51       1996                       --          --              163,974  (12)          *

 Leigh Stelmach                  59       1989                       --          --              286,459  (13)          *

 All directors and executive     --        --                 1,715,742      100.0%           42,774,914  (14)        20.3%
 officers as a group (21
 persons)


 -----------------------------

(1) * Denotes less than 1% of class.

(2) Includes 106,540 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(3) Includes 20,862 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(4) Includes 165,073 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days and 61,461 shares owned by Mr. Holland's spouse.

(5) Includes 2,107 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(6) Includes 4,251,429 shares beneficially owned by trusts established for the benefit of Mr. Turner's children for which Mr. Turner serves as Trustee. Mr. Turner is the father of Cal Turner, Jr.

(7) Includes 124,102 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days and 2,193 shares owned by Mr. Wilds' daughter.

(8)  Includes  36,540  shares of Common   Stock  issuable  upon the  exercise of
     outstanding options currently exercisable or exercisable within 60 days.

(9)  See Note 2 on page 2.  Cal Turner, Jr. is the son of Mr. Turner.

(10) Includes 206,881 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days. Also includes 322,328 shares for which Mr. Carpenter has voting and investment rights as a Co-Trustee of the Calister Turner, III 1994 Generation Skipping Trust.

(11) Includes 18,266 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.
      (12) Includes 100,536 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days. Mr. Richards resigned from his executive officer position on April 1, 1999.

(13) Includes 26,385 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(14) Includes 880,857 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

         Directors are elected each year to hold office until the next Annual Meeting and until their successors are duly elected and qualified. The current Board of Directors consists of nine members. At its February 1999 meeting, the Board of Directors nominated each of the current directors as nominees to stand for election at the Annual Meeting.

         In the election of directors, pursuant to Tennessee law, each share of Common Stock (or Series A Preferred Stock as adjusted for its voting rights) entitles its holder to cast one vote for each director nominee. Unless contrary instructions are received, the enclosed proxy will be voted in favor of electing the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. While the Board of Directors has no reason to believe any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxies will be voted with discretionary authority for a substitute or substitutes as shall be designated by the current Board of Directors.

         Certain information concerning each of the nominees is set forth below:

      Dennis C. Bottorff serves as Chairman and Chief Executive Officer of First American Corporation, a bank holding company. Mr. Bottorff served as President of First American Corporation from 1991 through 1994. Mr. Bottorff serves as a director for Ingram Industries, a privately-held provider of wholesale distribution, inland marine transportation, and insurance services.

      James L. Clayton serves as Chairman and Chief Executive Officer of Clayton Homes, Inc. Clayton Homes, Inc. produces, sells and finances manufactured homes. Mr. Clayton has served as Chairman of BankFirst. In addition, Mr. Clayton is a director of Chateau Communities, Inc., a property ownership and management company in the manufactured housing industry.


      Reginald D. Dickson is Chairman of Buford, Dickson, Harper & Sparrow, Inc., investment advisors, and President Emeritus of Inroads, Inc., a non-profit organization supporting minority education. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc. from 1983 to 1993. He also serves as a director of First American Corporation.

      John B. Holland served as President and Chief Operating Officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods, until his retirement in February 1996, at which time he became a consultant to that corporation.

      Barbara M. Knuckles is Director of Corporate and External Relations for North Central College in Naperville, Illinois. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. Ms. Knuckles serves as a member of the board of directors of J. R. Short Milling Company, a privately-held specialty corn-milling company, and Harris Bank of Naperville, Illinois.

      Cal Turner, the founder of the Company, served as President from 1955 until 1977 and Chairman of the Board until December 1988. He is currently a consultant to the Company.

      Cal Turner, Jr. is the Chairman, President and Chief Executive Officer of the Company. Mr. Turner joined the Company in 1955 and has held the office of Chief Executive Officer since 1977. Mr. Turner became Chairman of the Board in 1989 and President in 1977. Mr. Turner is a member of the board of directors of First American Corporation and Thomas Nelson, Inc., a publishing company.

         David M. Wilds is a general partner of 1st Avenue Partners, L.P., a private equity partnership and president of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of the Board of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds is a director of Mattress Giant Corporation, a retail company; Inphact Inc., a teleradiology company; and Feldkircher Wire Fabricating Company, a metal fabricating company.

      William S. Wire, II served from 1986 until his retirement in 1994 as Chairman of the Board of Genesco, Inc., a manufacturer, wholesaler and retailer of footwear and clothing. Mr. Wire served as Chief Executive Officer of Genesco, Inc. from 1986 to 1993. Mr. Wire currently serves as a director of First American Corporation, and Genesco, Inc.


      COMMITTEES OF THE BOARD. The Company has a Corporate Governance and Compensation Committee (the "CGC Committee") and an Audit Committee.

      In fiscal 1999, the CGC Committee consisted of Messrs. Bottorff, Wilds and Wire (Chairman). The CGC Committee reviews the compensation policies of the Company and compensation programs in which officers may participate. In addition, the CGC Committee develops general criteria concerning the qualifications and selection of Board members and officers, and recommends candidates for such positions to the Board of Directors. The CGC Committee will consider persons recommended by shareholders as potential nominees for directors if the names of such persons are submitted in writing to the chairman of the CGC Committee or the Secretary of the Company (as required by the bylaws). The recommendations must be accompanied by a full statement of qualifications and an indication of the person's willingness to serve. The CGC Committee also administers the Company's stock option plans, excluding the 1988 Outside Directors' Plan, the 1993 Outside Directors' Plan and the 1995 Outside
Directors' Stock Option Plan which are administered by Cal Turner and Cal Turner, Jr. At least one time per year, the CGC Committee specifically reviews the standards of performance of the Chief Executive Officer ("CEO") for compensation purposes. (See "Report of the Corporate Governance and Compensation Committee of the Board of Directors on Executive Compensation.") The CGC Committee met four times during fiscal 1999.

      The Audit Committee is composed of Messrs. Clayton, Dickson, Holland (Chairman) and Ms. Knuckles. The functions of the Audit Committee include providing advice and assistance regarding accounting, auditing, corporate compliance and financial reporting practices of the Company. Annually, the Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to serve as auditors. The Audit Committee will review with the auditors the scope and results of their annual audit, fees in connection with their audit and nonaudit services, and the independence of the Company's auditors. The Audit Committee met three times during fiscal 1999.

         During fiscal 1999, the Board of Directors held five meetings. All directors attended more than 75% of the aggregate number of meetings of the Board and committees on which they serve.

         COMPENSATION OF DIRECTORS. Directors receive a $5,000 quarterly retainer plus $1,250 for attending each regular meeting of the Board of Directors or any committee. Committee Chairmen receive an additional $250 for each committee meeting attended. Compensation for telephonic meetings is one-half the above rates. Board of Directors members who are officers of the Company do not receive any separate compensation for attending Board of Directors meetings, or committee meetings if requested by the committee to participate therein. In addition, the directors who are not employees of the Company are entitled to receive nondiscretionary options for the purchase of Common Stock pursuant to the Company's 1998 Stock Incentive Plan and the 1995 Outside Directors' Stock Option Plan.

         DEFERRED COMPENSATION PLAN FOR DIRECTORS. In December 1993, the Board of Directors unanimously approved a voluntary, nonqualified compensation plan for director compensation. All outside directors are eligible to participate in the plan. Under the plan, each director may voluntarily defer receipt of all or a part of any fees normally paid by the Company to the director. The fees eligible for deferral are defined as retainer, board meeting fees and committee meeting fees. The compensation deferred is credited to a liability account which is increased quarterly at a minimum rate of 6% per year. The benefits will be paid, upon termination from the Board, as deferred compensation to the director as a lump sum of the accumulated account, as follows: (a) upon attaining age 65 or any age thereafter; (b) in the event of total disability; (c) in the event of death; or (d) in the event of voluntary termination.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 1998, the CGC Committee was comprised of Messrs. Bottorff, Wilds and Wire. None of these persons has at any time been an officer or employee of the Company or any subsidiary of the Company. With the exception that Cal Turner, Jr. serves on the Board of First American Corporation for which Dennis C. Bottorff serves as Chairman and Chief Executive Officer, no executive officer of the Company served during 1998 as a member of a compensation committee or as a director of any entity of which any of the Company's Directors served as an executive officer.

      VOTE REQUIRED. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

SHAREHOLDER PROPOSALS

    SHAREHOLDER PROPOSAL REGARDING EQUAL EMPLOYEMENT OPPORTUNITY INFORMATION

         A shareholder, Calvert Asset Management Company, Inc., has notified the Company of its intention to propose the following resolution at the Annual Meeting. Proxy regulations require the Company to present the proposed resolution and supporting statement. Following the shareholder's proposed resolution and supporting statement is the Company's Board of Directors' response. The shareholder recommends you vote for this proposal; Dollar
General's Board of Directors unanimously recommends you vote AGAINST this proposal. The text of the proposed resolution from Calvert Asset Management Company, Inc. is as follows:

      "WHEREAS, the high cost of legal expenses and both the social and financial consequences of potential discrimination allegations on the corporate image, for example, Home Depot's $104 million settlement and Texaco's $170 million settlement, has placed this issue high upon a priority list for Stockholders.

      WHEREAS, over 150 major employers publicly report on work diversity and EEO information in annual reports to Stockholders or public interest booklets.

      WHEREAS, a clear corporate policy opposing all forms of discrimination is a sign of responsible corporate leadership and of important significance to Stockholders and employees.

      WHEREAS, in 1996, the Secretary of Labor and Chairperson of the Glass Ceiling Commission, Robert Reich, and a 21-member Glass Ceiling Commission released a report called "Good for Business: Making Full use of the nation's Human Capital." This report stated that major EEO problems exist with many large companies and that diversity in the workplace has a positive impact on a corporation's bottom-line.

      WHEREAS, we believe that diversity is essential to the company's future competitiveness.

      WHEREAS, we are asking management to report to Stockholders and employees the progress Dollar General Corporation has made and the obstacles it still has to overcome on EEO issues relevant to the company.

      RESOLVED, a report shall be prepared at reasonable cost, by September 1999, excluding confidential information, and shall focus on the areas mentioned below. The company will inform all Stockholders and employees of the availability of this report in its next annual report.

      o A chart identifying employees according to their race and gender for each of the reporting categories identified by the Equal Employment Opportunity Commission for 1996, 1997, and 1998, listed either in numbers or percentages for each category.

      o     Report on the race, gender and compensation of senior management.

      o A summary description of corporate policies and initiatives to attract and hire women and minority job applicants and advance equal opportunity for women and minorities among management. applicants and advance equal opportunity for women and minorities among management.en and minority job

      To support improved disclosure, we urge our fellow Stockholders to vote your proxy FOR this resolution."

DOLLAR GENERAL'S BOARD OF DIRECTORS' RESPONSE

THE BOARD HAS CONSIDERED THIS PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" IT FOR THE FOLLOWING REASONS:

         The Company believes in the dignity of work and the dignity of every person. The Company firmly supports diversity in the workplace as evidenced by its policies and programs. For example, the Company focuses its recruiting and retention efforts on all people without regard to race, gender or other such characteristic. The Company's representation of women and minorities at the Board-of-Director and senior-management levels is reflective of this policy.

         The Company has already considered the principles set forth by the Glass Ceiling Commission and a committee made up of members of the Board of Directors of the Company reviews various policies and programs of the Company that support workplace diversity. The Board of Directors also considers workforce issues relating to the effective recruitment of and opportunities for women and minorities.

         In policy statements distributed to all employees, the Company makes clear that all employees have the right to work in an environment free from all forms of discrimination and conduct which can be considered harassing, coercive or disruptive. The Company values and respects the rights of each employee and will not tolerate discrimination or harassment based on race, color, religion, sex, national origin, age, disability, citizenship status or any other characteristic protected by law.

         In addition to publishing the Company's "zero-tolerance" Anti-discrimination and Harassment Policy on a routine basis to employees, the Company regularly publishes notices to employees of the Company's mechanism for reporting any form of discrimination or harassment which includes a toll-free hotline linked directly to the corporate headquarters.

         Since the Company's commitment to equal opportunity employment is part of its ordinary business operations, the time and expense involved in the process of gathering data and producing reports as requested by the proponents would do nothing to further the Company's equal employment efforts and therefore, would not be a prudent use of the Company's resources.

VOTE REQUIRED. To approve the shareholder proposal above, the affirmative vote of the holders of a majority of the votes cast by the holders of the Company's Common Stock and series A Preferred Stock (on an as converted basis) on the item will be required for approval.

    THEREFORE, YOUR BOARD URGES SHAREHOLDERS TO VOTE "AGAINST" THIS PROPOSAL.

                SHAREHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

         A shareholder, the International Ladies Garment Workers Union's National Retirement Fund has notified the Company of its intention to propose the following resolution at the Annual Meeting. Proxy regulations require the Company to present to its shareholders the proposed resolution and supporting statement. Following the shareholder's proposed resolution and supporting statement is the Company's Board of Directors' response. The shareholder recommends you vote for this proposal; the Company's Board of Directors unanimously recommends you vote AGAINST this proposal. The text of the International Ladies Garment Workers Union's National Retirement Funds proposed resolution is as follows:

         "RESOLVED:   That  the  Stockholders  of  Dollar  General   Corporation
         ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors, which means each Stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected. The Stockholder may cast all of his or her votes for a single director or apportion the votes among the candidates.

         STOCKHOLDER'S SUPPORTING STATEMENT
         In support of the resolution, the International Ladies Garment Workers Union's National Retirement Fund has submitted the following statement:

         Our Company's recent change of its state of incorporation from Kentucky to Tennessee weakens the rights of Stockholders. Until our Company's corporate reorganization in 1998, Stockholders have benefited from having the right to vote cumulatively by virtue of Kentucky law. Under Kentucky law, cumulative voting for directors is mandatory. Under Tennessee law, Stockholders do not have a right to cumulate their votes for director unless a company's Charter expressly provides for this right. Our Company's Charter does not contain cumulative voting rights for Stockholders.

         Cumulative voting enables Stockholders to cumulate their voting power in support of director nominees who may not be endorsed by management. We believe cumulative voting increases the ability of Stockholders to elect independent-minded directors and results in increased board and management accountability to Stockholders.

         Cumulative voting may also invigorate and improve board performance, fostering improved financial performance and increased Stockholder value. Our Company's recent sluggish stock performance underscores the value of cumulative voting rights which we urge the Board to adopt.

         Without cumulative voting rights our Company's Stockholders have lost an important tool that places a check and balance on management nominees by creating more competitive elections when situations arise that call for such measures.

         In the U.S. corporate governance system, the election of corporate directors is the primary vehicle for Stockholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures, and the level of accountability they impose. A number of studies indicate the connection between democratic corporate governance practices and positive corporate performance.

         Cumulative voting if adopted by our Company will continue to increase the competitiveness of director elections. We believe competitive elections for director deter complacency on the Board, which in turn improves the performance of our Company and increases Stockholder value.

         We urge you to vote FOR this proposal."

DOLLAR GENERAL'S BOARD OF DIRECTORS' RESPONSE

THE BOARD HAS CONSIDERED THIS PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" IT FOR THE FOLLOWING REASONS:

         Each director of the Company currently is elected by the holders of a plurality of the voting power of the Company's shares present in person or represented by proxy at an annual or special meeting, thereby permitting the directors to administer the affairs of the corporation for the benefit of all shareholders. The Board of Directors believes that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareholders. The shareholder or special group of shareholders electing a director by cumulative voting may seek to have that director represent the shareholder's or group's special interest to the exclusion of and rather than the interests of the shareholders as a whole. This partisanship among directors could impair their ability to work together which is essential to effectiveness of the Company's Board of Directors. The directors have the responsibility to represent all shareholders, not just the interests of one shareholder or one group. The Board does not believe that a narrow constituency of shareholders who have pooled their votes should have an advantage over the interests of the Company's shareholders as a whole.

         In 1998, the Company asked shareholders to vote in favor of changing the Company's state of incorporation to Tennessee from Kentucky. In the proxy statement's discussion of this change, it was made clear that the Company would not be adopting cumulative voting as a Tennessee corporation and that if the change was approved, directors would be elected by a plurality of votes cast by the shares entitled to vote in an election at which a quorum was present. With that information, shareholders voted in favor of moving the Company to Tennessee from Kentucky thereby eliminating cumulative voting.

         The Company believes that the present method of voting has very strong support from the majority of its shareholders and believes that its current structure (7 of 9 independent directors) guarantees the continued independence of the Board in representing all shareholders.

VOTE REQUIRED. To approve the shareholder proposal above, the affirmative vote of the holders of a majority of the votes cast by the holders of the Company's Common Stock and series A Preferred Stock (on an as converted basis) on the item will be required for approval.

       THEREFORE, YOUR BOARD URGES SHAREHOLDERS TO VOTE "AGAINST" THIS PROPOSAL.

          REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The three-member Corporate Governance and Compensation Committee (the "CGC Committee") prepared the following executive compensation report.

     A.  COMPENSATION PHILOSOPHY

     The Company has adopted the concept of pay-for-performance linking management compensation, Company performance and shareholder return. This strategy reflects the Company's desire to pay for results that are consistent with the key goals of the Company and its shareholders. The CGC Committee and the Company believe that combining variable, direct and indirect pay components of its compensation program enables the Company to attract, retain and motivate result-orientated employees to achieve higher levels of performance.

         1.       VARIABLE COMPENSATION PHILOSOPHY

     At nearly all levels of the Company, a significant portion of pay is variable, being contingent upon Company (or store unit) performance. The performance-based component, whether annual incentive or long-term incentive, is significant enough to serve as a strong incentive for excellent performance. Additionally, performance-based compensation through the granting of stock options to employees serves to increase employee ownership of the Company.

         2.       DIRECT COMPENSATION PHILOSOPHY

     Though performance-based compensation is to be emphasized, base pay is competitive. The Company believes base pay should relate to the skills required to perform a job and to the value of each job performed relative to the industry, market and strategic importance to the Company. This method of valuation allows the Company to respond to changes in its employment needs and changes in the labor market. Increases in base pay require a satisfactory or better level of performance as determined by the CGC Committee.

         3.       INDIRECT COMPENSATION PHILOSOPHY

     The Company's indirect-compensation programs are intended to protect its employees from extreme financial hardship in the event of a catastrophic illness or injury and provide limited income security for retirement years. Health, life and disability benefit programs should provide competitive levels of protection without jeopardizing the Company's position as a low-cost retailer. The Company manages health-care costs aggressively and enlists employee assistance in cost management. Employees have various opportunities to share in health-care cost-reductions and are encouraged to adopt healthy lifestyles.

     The Company's retirement plans should provide limited income security at retirement for the typical employee. Employees are also invited to share in ownership of the Company through participation in the Dollar General Employee Stock Purchase Plan and the Company's 401(k) plan.

     B.  EXECUTIVE OFFICER COMPENSATION

     Under the supervision of the CGC Committee, the Company has developed compensation policies and programs designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals. The Company is committed to creating an incentive for its employees to contribute to the overall results of the Company thereby encouraging a team approach toward the accomplishment of corporate objectives and creating value for shareholders.

      The executive officers' compensation for 1998 reflected the Company's increasing emphasis on tying pay to both short-term and long-term incentives. The short-term incentive is an annual cash bonus based on a percentage of the executive officer's salary. The long-term incentives are performance-accelerated stock options. Incentive pay awarded to the CEO and the other Named Executive Officers was controlled by Company performance goals which are established annually. While the CGC Committee's approach to base compensation is to offer competitive (although slightly lower-than-average) salaries to the CEO and the other Named Executive Officers in comparison with market practices, base salaries have become a relatively smaller component of the total executive officer compensation package as compared with the Company's pay-for-performance component. The 1998 average base salaries for the Named Executive Officers (not including the CEO) increased 9.96%. The increase in base salaries in 1998 was determined based upon recommendations made by the human resources department to the CGC Committee, a review of peer group comparison data (using the peer group compensation survey published by Management Compensation Services)(1) and the subjective analysis of the CGC Committee after evaluating the recommendations, peer group data, the Company's overall performance and the respective individual performance criteria of the Named Executive Officers.

-------
(1) The peer group compensation survey is published annually by Management Compensation Services. The 1998 survey included the following mass-merchandising companies: Ames Department Stores, BJ's Wholesale Club, Bradlees, Caldor, Consolidated Stores, Dayton Hudson, Filene's Basement, Garden Ridge, Hills Stores, K-Mart Stores, Meijer, Montgomery Ward, Pamida, Quality Stores, Sears Roebuck, Service Merchandise, ShopKo Stores, TJX Companies, Value City and Wal-Mart Stores. For the past nine years, the Company has used this well-known peer-group annual salary survey when reviewing and establishing the Company's executive compensation policies. Because the Company uses this survey for executive compensation comparison, and because the Company ties executive compensation directly to Company performance, the same peer group survey, with the exception of those companies that are not publicly traded (and for which stock comparison data is therefore unavailable), is used for Company performance comparison purposes.

            1.    ANNUAL CASH BONUSES

     The Company's annual cash bonus opportunity for the executive officers makes up the short-term incentive component of their cash compensation. The payment of annual cash bonuses is based on both objective and subjective criteria.

     Objective criteria include actual earnings-per-share results versus target earnings-per-share results as established by the CGC Committee at the end of the prior fiscal year. The Company uses earnings-per-share improvement for determining target goals for the executive officers' variable pay for primarily two reasons: first, it is a defined measure of total Company performance and second, it is a measure that can be easily identified and reviewed by shareholders.

     In order for an officer to receive a cash bonus under the cash bonus incentive program effective for 1998, the Company had to meet committee-established earnings-per-share goals, each exceeding the prior year's performance. If the Company reached the "target" goal, which was considered by the CGC Committee to be challenging, then 25% of salary was to be awarded to each executive officer as a cash bonus. If the Company reached the "stretch" goal, which was considered by the Committee to be extremely challenging, then 75% of salary was to be awarded to each executive officer as a cash bonus. The percentage of salary awarded for earnings-per-share performance falling between the "target" and "stretch" goals is on a graduated scale (from 26% of salary to 74% of salary) commensurate with the earnings-per-share performance.

     Subjective performance criteria include the results of each executive officer's performance review pursuant to the Company's Development Review Process ("DR Process"). The Company's DR Process is a comprehensive program that focuses on total performance improvement by concentrating on "Key Development Areas" ("KDAs") and "Key Result Areas" ("KRAs"). KDAs emphasize skill enhancement, leadership development, and career goal aspirations of employees. KRAs focus on the key results required to actively pursue the Company's mission. KDAs and KRAs are set annually for each management employee by the employee's supervisor, and the payment of an annual bonus is dependent upon each executive officer achieving his individual goals. That is, Company performance is not the sole criterion by which an executive officer's annual cash bonus payout is determined. Two factors determine whether an executive officer would receive an annual cash bonus: (a) The Company must achieve an established earnings-per-share goal; and (b) the individual must achieve a satisfactory performance evaluation based upon the above-described DR Process factors. Therefore, equal weight is given to each of these factors.

     Because the Company exceeded its target goal but did not meet its stretch goal for 1998, the executive officers will receive 67% of their annual salaries as cash bonuses (paid in 1999). Because the Company did not meet its stretch goal for 1997, the executive officers received 69% of their annual salaries as cash bonuses for 1997 (paid in 1998).

            2.    EMPLOYEE STOCK INCENTIVE PLAN

     The Company's, 1993 Employee Stock Incentive Plan ("1993 Plan"), 1995 Employee Stock Incentive Plan ("1995 Plan") and 1998 Stock Incentive Plan ("1998 Plan"), award non-qualified performance-accelerated stock options to the executive officers, department directors and other personnel considered to be in key positions, as approved by the CGC Committee.

     The CGC Committee granted performance-accelerated stock options under its Stock Incentive Program with annual accelerated-vesting schedules based on the achievement of corporate performance goals (as measured by earnings-per-share) and individual performance goals (as measured by the Company's DR Process). To further encourage outstanding performance, the CGC Committee adopted a compensation program that ties the acceleration of stock option vesting to earnings-per-share goals. Each executive officer receives stock option grants with a nine-and-one-half year vesting schedule. However, if the executive officer meets his individual goals and the Company meets or exceeds its established earnings-per-share goal then the stock option grant tied to that goal will vest earlier than nine-and-one-half years. If the CGC Committee-established earnings-per-share, goal for the Stock Incentive Program is met, then grants tied to that fiscal year's performance will vest on an accelerated basis.

     In determining the number of the shares subject to stock options granted to the employees eligible to participate in the stock incentive plans, the CGC Committee takes into account the respective scope of accountability, the strategic and operational responsibilities of such employees, as well as the salary levels of such employees.

     Compensation data from the Management Compensation Services compensation survey reveals that annual stock grants (calculated by multiplying the grant price by the number of shares granted) are typically expressed as a multiple of salary. Annual grant amounts fall within a range of one to three times the CEO's annual salary, and executive officers' grant amounts fall within a range of one-half to one-and-one-half times the executive officer's salary. Because the CGC Committee has decided to place greater emphasis on the performance-based component of compensation, it pays lower-than-average salaries for the CEO and other executive officers but sets incentive compensation multiples at or above the high end of the peer group survey ranges for these positions. Specifically, the CGC Committee has established an incentive compensation multiple of approximately three to four-and-one-half times salary for determining annual stock option grants for the CEO and the other executive officers. These options are valued by multiplying the option exercise price (fair market value at the time of grant) by the number of shares granted.

     In addition, the CGC Committee established a stock-option program called the Stock Plus Program. This program, which is composed of option grants under the 1993 Plan, the 1995 Plan and the 1998 Plan, awards each executive officer additional stock options if the executive officer maintains, from May 1 to April 30 of the grant year, a level of Company-stock ownership (determined by the fair market value as set by the NYSE trading price at the close of business on April
1) equal to at least two-and-one-half times his or her salary. The CEO is required to maintain ownership of four times his salary to be eligible to participate in this program.

     Because (1) the Company exceeded its stock option program earnings-per-share goals for 1998, (2) each named Executive Officer achieved his previously established performance goals and (3) each Named Executive Officer met the ownership requirements of the Stock Plus Program, the maximum number of options which could vest on an accelerated basis or otherwise in 1998 became fully vested.

     Because (1) the Company exceeded its stock option program earnings-per-share goals for 1997, (2) each Named Executive Officer achieved his previously established performance goals and (3) each Named Executive Officer met the ownership requirements of the Stock Plus Program, the maximum number of options which could vest on an accelerated basis or otherwise in 1997 fully vested.

     C.  CHIEF EXECUTIVE OFFICER COMPENSATION

     As with the other executive officers, the CEO's compensation reflects the Company's increasing emphasis on tying compensation to both short-term and long-term performance goals. When determining the CEO's salary, the CGC Committee considers the CEO's prior-year performance and expected future contributions to the Company as well as peer-industry survey results published annually. The CEO's salary was 12.8% lower than the industry comparison group median.

     The CGC Committee, believing that the CEO should have some compensation at risk in order to encourage performance that maximizes shareholder return, has created a significant opportunity for additional compensation through performance-based incentives. The performance-based compensation for which the CEO is eligible takes the form of both short-term and long-term incentives. Like the other executive officers, the CEO is eligible for a cash bonus (the short-term incentive) based on the attainment of individual goals and earnings-per-share goals. Also like the other executive officers, the CEO is eligible for Stock Incentive Program non-qualified performance-accelerated stock options and stock-ownership-based Stock Plus Program stock options (the long-term incentive). The Stock Incentive Program stock options, which have a nine-and-one-half year vesting schedule, can be accelerated to an earlier vesting date if certain Committee-established earnings-per-share goals and individual performance goals are achieved.

     The CGC Committee believes that in order to maximize the CEO's performance, a substantial portion of the CEO's compensation should be tied directly to overall Company performance. Consistent with this philosophy, the CGC Committee has established a lower-than-average salary for the CEO (as compared to CEOs of the peer-group compensation survey participants) while emphasizing the pay-for-performance components of the CEO's total compensation package. When considering the CEO's pay-for-performance component of his compensation package, the CGC Committee took into consideration prior pay-for-performance awards. The CGC Committee determined that based on the CEO's individual performance and the performance of the Company, it was important to continue its incentive compensation program in a manner that is competitive in the industry and that continues to motivate and reward outstanding performance.

     Under the Company's short-term incentive program (cash bonus), the CEO's total possible cash-bonus incentive is 100% of his salary. To be eligible for an earnings-per-share cash bonus award, the CEO must achieve personal performance goals established by the CGC Committee, and the Company must meet at least one of its cash bonus program earnings-per-share goals. If the CEO meets his individual performance goals and the Company meets its Committee-established cash bonus program "target" goal, the CEO will receive a cash bonus equal to 25% of his annual salary. If the CEO's individual goals are met and the CGC Committee-established cash bonus program "stretch" earnings-per-share goal is met, then the CEO will receive a cash bonus equal to 100% of his annual salary. The percentage of salary awarded for earnings-per-share performance falling between the "target" and "stretch" goals is on a graduated scale (from 26% to 99% of salary) commensurate with the earnings-per-share performance.

     Because the Company exceeded its target earnings-per-share goal set for 1998, but did not achieve its stretch earnings-per-share goal established for awarding cash bonus, the CEO's short-term incentive compensation program rewarded the CEO with a cash bonus (paid in 1999) of 67% of his annual salary. Because the Company exceeded its target earnings-per-share goal set for 1997, but did not achieve its stretch earnings-per-share goal established for awarding cash bonus, the CEO's short-term incentive compensation program rewarded the CEO with a cash bonus (paid in 1998) of 88% of his annual salary.

     The CEO's long-term incentive compensation program effective for fiscal 1999 rewards the CEO with stock option grants up to approximately three to four-and-one-half times his annual salary. If the CGC Committee-established stock option program "target" earnings-per-share goal is met and the CEO meets his individual performance standard, he will vest on an accelerated basis in a stock option grant that represents approximately 67% of the total non-Stock-Plus stock option benefit. If both individual and earnings-per-share goals are met, then the CEO will vest on an accelerated basis in the grants tied to that fiscal year's performance.

     The CEO also participates in the Company's Stock Plus program. This program, which is composed of option grants under the 1993 Plan, the 1995 Plan and the 1998 Plan, rewards the CEO with additional stock options if the CEO maintains a level of Company-stock ownership equal to at least four times his salary.

     For 1998 and 1997, because the Company exceeded the Committee-established stock option program earnings-per-share goals, the CEO met his performance standard and the CEO met the Company stock ownership requirement, the CEO vested, on an accelerated basis, in the maximum number of the available stock option grants.

     D.  DEDUCTIBILITY.

     The CGC Committee continues to analyze the potential impact of the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Under the regulations, compensation pursuant to the Company's stock plans should qualify as "performance-based" and therefore, should be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company to its executives, however, are not excluded from such limit. The Company currently has an agreement with the CEO which will result in the deferral of compensation in excess of the $1,000,000 limit to a year in which the limit would not be exceeded.

         William S. Wire, II - Committee Chairman
         David M. Wilds
         Dennis C. Bottorff

                            COMMON STOCK PERFORMANCE

            As a part of the executive compensation information presented in this Proxy Statement, the Securities Exchange Commission (the "SEC") requires the Company to prepare a performance graph that compares its cumulative total shareholders' return during the previous five years with a performance indicator of the overall stock market and the Company's peer group. For the overall stock market performance indicator, the Company had been using the S&P Mid-Cap 400 Index. However, since the Company became one of the S&P 500 stocks this year, the Company will begin using that index. For this year's presentation, the Company will also include the S&P Mid-Cap 400 Index. For the peer group stock market performance indicator, the Company has chosen to use the stock market results of the publicly-held participants of the compensation survey published by Management Compensation Services used by the CGC Committee when reviewing and establishing the Company's executive compensation policies. See "Report of the Corporate Governance and Compensation Committee of the Board of Directors on Executive Compensation."

                                                                           Cumulative Total Return
                                             ----------------------------------------------------------------------------------
                                             1/31/94        1/31/95        1/31/96        1/31/97        1/31/98        1/29/99

DOLLAR GENERAL CORPORATION                     100            149            145            227            419            451
PEER GROUP                                     100             85             92            116            176            326
S & P MIDCAP 400                               100             95            125            153            191            214
S & P 500                                      100            101            139            176            224            296

                             EXECUTIVE COMPENSATION

      The following table provides information as to annual, long-term or other compensation paid or accrued during years 1998, 1997 and 1996 for the Company's CEO and the persons who, at the end of 1998, were the other four most highly-compensated executive officers of the Company (collectively the "Named Executive Officers").

                                                       SUMMARY COMPENSATION TABLE
                                                                                               Long-term
                                                    Annual Compensation                    Compensation Awards           All Other
                                         -----------------------------------------    ------------------------------- --------------
                                                                      Other Annual    Restricted      Securities       Compen-sation
                                                                      Compensation       Stock        Underlying
Name and Principal Position       Year    Salary ($)    Bonus ($)       ($)(1)          Awards ($)   Options (#)(2)        ($)(3)
---------------------------       ----    ----------    ---------       ------          ----------   --------------        ------
Cal Turner, Jr., Chairman,        1998     704,167       528,000         8,153             0            134,149            151,410
President and Chief Executive     1997     599,129       600,000         9,076             0            228,879             64,315
Officer                           1996     586,564             0         9,425             0            367,835             60,795

Bob Carpenter, Executive Vice     1998     230,833       138,000         8,738             0             43,155             32,150
President, Chief Administrative   1997     195,000       135,000         8,169             0             77,816              6,350
Officer and Chief Counsel         1996     174,168             0         9,305             0            125,671              6,000

Stonie O'Briant, Senior Vice      1998     186,667       117,300         2,525             0             87,024             18,404
President, Merchandising          1997     165,000       105,000         2,506             0             57,309              6,350
                                  1996     137,500             0             0             0             91,337              6,000

Phil Richards, Chief Financial    1998     206,667       138,000         5,647             0             58,718             20,280
Officer(4)                        1997     200,000       150,000         5,715             0            111,585              6,350
                                  1996     116,667             0        88,144             0            404,732                  0

Leigh Stelmach, Executive Vice    1998     318,750       207,000         9,070             0             43,155             44,091
President Operations              1997     293,750       206,250         9,588             0             77,816              6,350
                                              1996       270,314             0             0            125,671              6,000

----------
(1)   The  amounts   reported  in  this  column   include   gross-ups   for  tax
      reimbursements.

(2) Includes options granted under the Stock Plus program, which awards grants to key employees who maintain a specified level of stock ownership, as well as options granted under the Stock Incentive Program which are tied to employee and company performance. All share amounts have been adjusted to reflect all common stock splits as of the date of this report.

(3)   Includes the following  amounts  contributed to retirement  plans in 1998:
      $151,410 for Mr. Turner, $32,150 for Mr. Carpenter, $18,404 for Mr. O'Briant, $20,280 for Mr. Richards and $44,091 for Mr. Stelmach. Includes $5,600 contributed in 1998 and 1997 and $5,250 in 1996 to each eligible executive officer's retirement account. Includes $750 contributed to each eligible executive officer's Employee Stock Ownership Plan account during 1996 and 1997. Includes for Mr. Turner the following amounts paid as premiums on a split-dollar life insurance policy: 1998: $0, 1997: $57,964, 1996: $54,795. (1)

(4) Mr. Richards resigned from the position of Chief Financial Officer effective April 1, 1999.

                       OPTIONS GRANTED IN LAST FISCAL YEAR

         The following table provides information as to options granted to the Named Executive Officers during 1998. The Company granted no Stock Appreciation Rights in 1998, and no Named Executive Officer holds any Stock Appreciation Rights.

                                                                                                Potential Realizable Value at
                                                                                             Assumed Annual Rates of Stock Price
                                                                                                      Appreciation for
                                                                                                         Option Term
                                               Individual Grants
                              Number of           % of Total
                              Securities        Options Granted
                              Underlying         to Employees In   Exercise or
                               Options            Fiscal Year       Base Price   Expiration
             Name            Granted(#)(1)          1998 (%)        ($/Share)       Date            5% ($)             10% ($)
             ----            -------------          --------        ---------       ----            ------             -------
      Cal Turner, Jr.             71,543              3.4%            $29.50       4/27/08         $2,514,096          $6,317,212
                                  35,775                              $29.50       4/27/08
                                  26,831                              $31.00        6/1/08

      Bob Carpenter               23,018              1.1%            $29.50       4/27/08           $808,770          $2,049,583
                                  11,506                              $29.50       4/27/08
                                   8,631                              $31.00        6/1/08

      Stonie O'Briant             52,266              2.2%            $29.50       4/27/08         $1,622,645          $4,112,102
                                  26,127                              $29.50       4/27/08
                                   8,631                              $31.00        6/1/08

      Phil Richards (2)           23,018              1.5%            $29.50       4/27/08         $1,112,183          $2,818,489
                                  11,506                              $29.50       4/27/08
                                  24,194                              $31.00        6/1/08

      Leigh Stelmach              23,018              1.1%            $29.50       4/27/08           $808,770          $2,049,583
                                  11,506                              $29.50       4/27/08
                                   8,631                              $31.00        6/1/08

----------
(1) Options granted under the Stock Incentive Program will vest nine-and-one-half years from the date of grant. These options may vest on an accelerated basis upon the attainment of individual and Company performance (earnings-per-share) goals. Each Named Executive Officer met Company stock ownership requirements to receive additional grants under the Stock Plus Program. The above-identified stock option grants for each Named Executive Officer are listed in the following order: (1) Stock Incentive Program grants which, for purposes of accelerated vesting are tied to earnings-per-share goal one, (2) Stock Incentive Program grants which, for purposes of accelerated vesting are tied to earnings-per-share goal two and (3) Stock Plus Program grants.

(2) Mr. Richards resigned from the position of Chief Financial Officer effective April 1, 1999.

     AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND YEAR-END VALUES

       The following table provides information as to options exercised or held by the Named Executive Officers during 1998.

                                                                     Number of Securities                      Value of
                                                                   Underlying  Unexercised                    In-the-Money
                                                                  Options at Fiscal Year End          Options at Fiscal Year-end ($)
                                                                 -------------------------------      ------------------------------
                              Shares             Value
                           Acquired on          Realized
      Name                 Exercise (#)         ($)(1)           Exercisable       Unexercisable      Exercisable      Unexercisable
      ----                 ------------         -------          -----------       -------------      -----------      -------------
 Cal Turner, Jr.             359,657           7,857,950                 0            913,249                   0        10,944,176

 Bob Carpenter               231,886           6,473,394           181,746            301,713           3,112,648         3,618,574

 Stonie O'Briant              91,534           2,902,697                 0            275,631                   0         2,569,916

 Phil Richards(2)            120,977           2,902,697                 0            246,642                   0         2,064,238

 Leigh Stelmach              314,540           9,449,467             1,250            301,713              20,420         3,618,574



----------
(1) Market value of underlying securities at exercise, minus the exercise price.


(2) Mr. Richards resigned from the position of Chief Financial Officer effective April 1, 1999.

                            EMPLOYEE RETIREMENT PLAN


                  In 1997, the Company combined its two existing retirement plans, the Dollar General Money Purchase Retirement Plan and the Dollar General Employee Stock Ownership Program, to create a new retirement program. The Dollar General Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan") became effective on January 1, 1998. Balances in the two earlier plans were transferred into the 401(k) Plan and the other plans were terminated.

                  The Company makes an automatic  annual  contribution  equal to two percent of each eligible employee's compensation. Seventy-five percent of this automatic contribution will be made in cash, while the remaining twenty-five percent will be contributed in the Company's Common Stock. Eligible employees are not required to make any additional contributions in order to receive this automatic contribution from the Company. However, participants may elect to contribute between one and fifteen percent of their annual salary, up to a maximum annual contribution of $10,000. The Company will match 50% of employee contributions, up to six percent of annual salary.

                  The 401(k) Plan covers substantially all employees including the Named Executive Officers, subject to certain eligibility requirements. The 401(k) Plan is subject to the Employee Retirement and Income Security Act ("ERISA").

                  A participant's right to claim a distribution of his or her account balance is dependent on ERISA guidelines, Internal Revenue Service regulations and the vesting schedule below:

Employee Contributions                      Immediately Vested
Dollar General Automatic Contribution (2%)  Immediately Vested
Employer Matching Contribution              At the end of the 1st - 3rd  Years     0% Vested
                                            At the end of the 4th Year             40% Vested
                                            At the end of the 5th Year             100% Vested


                   As of January 31, 1999, Messrs. Cal Turner, Jr., Bob Carpenter, Stonie O'Briant, Phil Richards and Leigh Stelmach had 33, 18, 8, 3, and 10 years of credited service, respectively. The estimated present value of benefits under the plan as of January 31, 1999 was $554,145 for Cal Turner, Jr., $268,490 for Bob Carpenter, $85,184 for Stonie O'Briant, $17,235 for Phil Richards, and $159,531 for Leigh Stelmach. Upon retirement, each participant has the option of taking a lump sum or an average annual payment over a ten-year period.

                            OTHER EXECUTIVE BENEFITS

                  Since 1988, the Company has provided the Master Retirement Plan for Select Key Employees (the "Select Retirement Plan"), a salary continuation plan for eligible employees. On January 1, 1998, the Company started a new Supplemental Retirement Plan (the "SERP") to replace the Select Retirement Plan. Balances in the Select Retirement Plan were transferred to the new SERP Plan and the old plan is being terminated.


                  The SERP Plan will be available to the same select key employees as the old plan. Other employees may be designated by the CGC Committee to participate. The Company will make an annual contribution to all participants who are actively employed on December 31. The contribution percentage is based on age plus service where:

     Age plus Service               Percent of Base plus Bonus
     ----------------               --------------------------
                                    Non-Officer      Officers
                                    -----------      --------
          <40                          2.0%             3.0%
        40-59                          3.0%             4.5%
        60-79                          5.0%             7.5%
     80 or more                        8.0%            12.0%


                Participants will have phantom investment funds to choose from which mirror the investment options available in the 401(k) Plan. Participants will be 100% vested at the earlier of ten (10) years of service or age 50. Death or total and permanent disability will also trigger 100% vesting. The SERP is non-qualified and therefore not subject to ERISA. The estimated present value of benefits under the SERP as of March 31, 1999 was $1,045,485 for Cal Turner, Jr., $148,918 for Bob Carpenter, $52,353 for Stonie O'Briant, $23,078 for Phil Richards, and $129,540 for Leigh Stelmach.

                  Commensurate with the new SERP, the Company also offered a new Compensation Deferral Plan (the "Deferral Plan"). The Deferral Plan is available to select key employees as designated by the CGC Committee. Participants may defer up to 50% of base pay, reduced by any deferrals to the qualified plan, and up to 100% of bonus. Elections to defer must be made prior to January 1st of the following year. Participants may elect to have deferrals and earnings for the current Deferral Plan Year paid out in a lump sum prior to retirement or termination, but no sooner than five years following the end of the current Deferral Plan Year. Participants will have phantom investment funds to choose from which mirror the investment options available in the 401(k) Plan. All participants are 100% vested for all compensation deferrals.


                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

                   On May 21, 1998, the Turner Children Trust, a grantor trust made by Cal Turner, Jr., James Stephen Turner, Laura Jo Dugas and Katherine Turner Weaver, entered into a transaction with the Dollar General STRYPES
 Trust, a Delaware trust formed for the purposes of the transaction and otherwise unrelated to the Company. Pursuant to a Purchase Agreement and Forward Purchase Contract, each dated May 21, 1998, the Turner Children Trust received proceeds from the sale of Structured Yield Product Exchangeable for Stock SM (the "STRYPES") of the Dollar General STRYPES Trust in the amount of approximately $245,000,000. The obligation of the Turner Children Trust pursuant to the Purchase Agreement and Forward Purchase Contract is to deliver, at the maturity date of the contract (May 15, 2001), up to 8,417,000 shares of Common Stock held by the Turner Children Trust, subject to various conditions and consideration set forth in such agreement. In connection with the transaction, the Company filed a registration statement on Form S-3 registering the shares of Common Stock which may be delivered to the Dollar General STRYPES Trust upon the maturity date.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

                   Shareholder proposals intended for presentation at the 2000 annual meeting of shareholders must be received by Robert C. Layne, Corporate Secretary, at 104 Woodmont Boulevard, Suite 300, Nashville, Tennessee 37205 not later than December 29, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting. All such proposals must be in writing and mailed by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                   Section 16(a) of the 1934 Act and the disclosure requirements of Item 405 of Regulation S-K of the Rules and Regulations of the SEC require the Company's executive officers and directors, and any person who owns more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the applicable market or exchange upon which the Company's shares are listed, and the Company. Based solely on the Company's review of copies of such forms it has received and based on written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all its officers, directors and greater-than-ten-percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998 with the exception of Mr. Wilds and the Turner Family Foundation. With respect to these transactions, appropriate filings have been completed.

                            METHOD OF COUNTING VOTES

       Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted as present for purposes of determining a quorum, but will not be counted as votes in favor of or against a particular proposal. If a broker or nominee holding shares in "street" name indicates on the proxy that it does have discretionary authority to vote on a particular matter, those shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

       Deloitte & Touche LLP, has served as the Company's independent public + accounting firm since 1997. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions.
                                  OTHER MATTERS

                   The cost of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. The Company may also retain an investor relations firm to solicit proxies by telephone or mail. Proxies may be voted by returning the printed proxy card, or by voting via the telephone or Internet. For more information about how to vote your proxy, please see the instructions on your proxy card.

                   The Board of Directors is not aware of any matter to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matter properly comes before the Annual Meeting for action, proxies will be voted on such matter in accordance with the best judgment of the persons named as proxies. Each shareholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by giving the Secretary of the Company written notice of such revocation.
                   The Annual Report of the Company is mailed with this proxy statement. A copy of the Company's Annual Report on Form 10-K for the year ended January 29, 1999 (as filed with the SEC) is available without charge to any shareholder upon request. Requests for the Company's Annual Report on Form 10-K should be directed to Robert C. Layne, Corporate Secretary.

       Whether or not you expect to be present at the Annual Meeting of Shareholders in person, please vote your proxy as soon as possible. You may vote your proxy electronically according to the instructions on the enclosed card, or you may sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your voting instruction card in hand when you call. You will be prompted to enter your 12 digit Control Number which is located below and the follow the simple instructions Vote Voice provides you.

VOTE BY INTERNET - www. proxyvote.com
Use the internet to transmit your voting instructions. Have your voting instruction card in hand when you access the web site. You will be prompted to enter your 12 digit Control Number which is located below to obtaib your records and create an electronic voting form.


VOTE BY MAIL -
Mark, sign and date your voting instruction card and return it in the postage -paid envelope we've provided or return to Dollar General Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717



TO VOTE, MARK BLOCKS BELOW IN
BLUE BLACK INK AS FOLLOWS:         DOLLAR    KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

DOLLAR GENERAL CORPORATION


Vote On Directors

1. To elect nine directors to serve for the ensuing year and until their successors are elected. 01) Dennis C. Bottorff, 02) James l. Clayton, 03) Reginald D. Dickson, 04) John B. Holland, O5) Barbara M. Knuckles, 06) Cal Turner, Jr., 08) David M. Wilds and 09) William S. Wire, II.

Vote on Proposals                                 For     Against     Abstain

2.   Shareholder proposal regarding Equal        [  ]      [  ]        [  ]
     Employment Opportunity informaion

3.   Shareholders proposal regarding             [  ]      [  ]        [  ]
     cumalative voting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

For    Withold   For all    To withhold authority to vote, mark "For All Except"
All      All     Except     and write the nominee's number on the line below

[  ]    [  ]      [  ]      ----------------------------------------------------

                           DOLLAR GENERAL CORPORATION
                    1999 ANNUAL MEETING OF THE SHAREHOLDERS

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 1999, and hereby appoints Cal Turner, Jr. and Robert C. Layne, or either of them, proxies and attorneys-in fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of Dollar General Corporation to be held on June 7, 1999, at 10:00 a.m. local time, at the Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee and at any adjournment(s) therof, and to vote all ahares of Common Stock (or Series A Convertible Junior Preferred Stock, on an as converted basis) which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below